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           HX INVESTORS, L.P. FURTHER INCREASES TENDER OFFER PRICE FOR
                                 COMMON STOCK OF
        SHELBOURNE PROPERTIES I, INC., SHELBOURNE PROPERTIES II, INC. AND SHELBOURNE PROPERTIES III, INC., EXTENDS OFFERS AND CONTINUES TO PROVIDE OTHER
                     BENEFITS TO NON-TENDERING STOCKHOLDERS


         JERICHO, NEW YORK, August 2, 2002 (5:00 p.m.)-- HX Investors, L.P. announced today that it has further increased the offer prices of its tender offers for up to 30% of the outstanding common stock of each of Shelbourne Properties I, Inc. (Amex: HXD), Shelbourne Properties II, Inc. (Amex: HXE) and Shelbourne Properties III, Inc. (Amex: HXF) to $61.00, $71.40 and $56.40 per share, respectively, and made additional undertakings and covenants to benefit the at least 70% of the shares that will remain untendered. HX Investors, L.P. has extended the tender offers until 12:00 Midnight, E.S.T., on August 16, 2002, unless further extended. Approximately 132,639, 103,535 and 100,850 shares of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., respectively, had been tendered pursuant to the tender offers as of the close of business on August 2, 2002.

         For additional information, please contact MacKenzie Partners, Inc., our information agent, at (800) 322-2885 (toll free) or (212) 929-5500 (call collect).